Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2021, included in the Proxy Statement of RMG Acquisition Corporation II that is made a part of Amendment No. 1 to the Registration Statement (Form F-4 No. 333-256228) and related Prospectus of ReNew Energy Global plc., with respect to the consolidated financial statements of ReNew Power Private Limited as of March 31, 2021 and 2020 and for each of the three years in the period ended March 31, 2021.

/s/ S.R. Batliboi & Co. LLP

Gurugram, India

June 21, 2021